MILACRON INC.

NOTICE OF COMMON STOCK CREDIT

(under the Milacron Inc. Director Deferred Compensation Plan)

THIS NOTICE OF COMMON STOCK CREDIT (“Notice of Credit”) is made as of February 23, 2006 (the “Date of Grant”) by Milacron Inc., a Delaware corporation (the “Corporation”).

WITNESSETH:

WHEREAS, the Corporation maintains the Milacron Inc. Director Deferred Compensation Plan (“Plan”) for the benefit of its non-employee directors.

WHEREAS,      (“Director”) is a participant in the Plan.

WHEREAS, the Corporation desires to grant an initial credit to the Director’s Restricted Sub-Account under the Plan.

NOW, THEREFORE, subject to and upon the terms, conditions and restrictions set forth in the Plan and this Notice of Credit, and for other good and valuable consideration, the Corporation hereby grants a credit of 18,404.908 shares of the Corporation’s common stock to the Director’s Restricted Sub-Account under the Plan, effective as of the Date of Grant. This credit shall become fully vested in its entirety upon the earlier of: (i) the third anniversary of the Date of Grant; (ii) the date of the Director’s death; (iii) the date of the Director’s disability (as determined in good faith by the Board); (iv) the date that the Director voluntarily terminates service with the Board after having served at least six full years with the Board as a non-employee Director or after having reached mandatory retirement age as defined under the Board’s retirement policy for non-employee Directors as of such date; or (v) subject to the approval of the Board, the date that the Director voluntarily terminates service with the Board (the “Vesting Date”). Such credit shall be distributed to the Director, in accordance with the terms of the Plan, within 20 days following the Vesting Date.

IN WITNESS WHEREOF, the Corporation has caused this Notice of Credit to be executed on its behalf by its duly authorized officer as of the day and year first above written.

MILACRON INC.

By:
Name:
Title: